EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of October 16, 2019 by and among Iota Communications, Inc., a Delaware corporation ("IOTA"), and Avalton, Inc., a Florida corporation ("Avalton").

RECITALS

Avalton has provided services to IOTA resulting in the indebtedness reflected in that certain Settlement Agreement and Mutual Release dated May 17, 2019 (the "Settlement Agreement") between IOTA and Avalton attached as Exhibit 1, hereto (the "Debt");

IOTA is in the process of selling, pursuant to the Private Placement Memorandum attached as Exhibit 2 (the "PPM"), units (the "Units") of its securities, each Unit consisting of (a) common stock, par value $0.0001 per share of the Company (the "Common Stock") and (b) a five-year warrant to purchase twenty percent (20%) of the number of shares of Common Stock purchased by subscriber pursuant to the PPM (the "Warrant")(the foregoing transaction being hereafter called, the "Offering");

IOTA has requested that Avalton effect an amendment to the Settlement Agreement by agreeing to exchange $800,000.00 of the Debt (the "Exchanged Debt") in exchange for Units ("Exchange Units") at the price for Units as set forth in the PPM ($0.32 per Unit) (the Exchange");

Avalton has agreed to the Exchange, provided that IOTA repays the balance of the Debt ($404,222.50) (the "Remaining Debt") by making a down payment on the Remaining Debt in the amount of: (1) $50,000 on the date of signing of this Agreement; (2) $50,000 on November 15, 2019, (3) $150,000 December 15, 2019; and (3) the balance of the Remaining Debt ($154,222.50) on January 15, 2020; and

IOTA and Avalton are entering into this Agreement to (i) set forth the terms and conditions applicable to the exchange of the Debt for Units and (ii) provide for the repayment of the Remaining Debt;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1. Exchange of Debt for Units.

(A) Avalton hereby agrees, subject to the terms and conditions set forth herein, to exchange the amount of the Exchanged Debt for the Exchange Units at an exchange price of $0.32 per Exchange Unit (the "Exchange"). As a result of the Exchange, Avalton will receive 2,500,000 IOTA Units. In the event that, as a result of the Exchange, fractional Units would be required to be issued, such fractional Units shall be rounded up to the nearest whole Unit. IOTA shall pay any documentary, stamp or similar issue or transfer tax due with respect to the Exchange.

(B) Subject to the terms and conditions of this Agreement, the consummation of the Exchange shall take place on _________________ or at such other time, date or place as the parties hereto may mutually agree upon ("Closing"). At the Closing, Avalton shall cancel the Exchanged Debt and IOTA shall deliver to Avalton certificates representing the Exchange Units. The Exchange Units shall be issued in the name of Mr. Artur Skrygulec (Avalton's principal) and shall be fully registered under the

A.S.

Securities Act of 1933 and all applicable state laws. If reasonably required, IOTA shall provide Avalton such evidence reasonably necessary to reflect such registration which may include, without limitation, an opinion of counsel reasonably acceptable to Avalton.

2. Repayment of Remaining Debt. $50,000 of the Remaining Debt shall be repaid on the date of signing of this Agreement. Additionally, at Closing, IOTA shall issue to Avalton a Promissory note in the amount equal to the balance of the Remaining Debt ($354,222.50) which shall be payable (1) $50,000 on November 15, 2019, (2) $150,000 December 15, 2019; and (3) the balance of the Remaining Debt ($154,222.50) on January 15, 2020.. A form of promissory note is attached as Exhibit 3 to this agreement.

3. Representations and Warranties of IOTA. IOTA hereby represents and warrants to Avalton that:

(A) Corporate Status. IOTA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to carry on its business as now being conducted.

(B) Power and Authority; Binding Agreement. IOTA has the requisite corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and IOTA has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the Exchange. This Agreement has been duly executed and delivered by IOTA and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the valid and binding agreement of IOTA enforceable against IOTA in accordance with its terms.

(C) Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under the Certificate of Incorporation or By-laws of IOTA. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien or encumbrance upon any of the properties or assets of IOTA or any of its subsidiaries under, (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or similar authorization applicable to IOTA or any of its subsidiaries or their respective properties or assets or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IOTA or any of its subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses, liens or encumbrances that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on (x) the business condition of IOTA and its subsidiaries taken as a whole or (y) the ability of IOTA to perform its obligations under this Agreement.

(D) Consents and Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission, body or authority or any non-governmental self-regulatory agency, commission, body or authority (each a

As

"Governmental Entity") is required by IOTA in connection with the execution and delivery of this Agreement by IOTA or the consummation by IOTA of the Exchange or the other transactions contemplated by this Agreement, except for the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, and such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a material adverse effect on IOTA.

(E) Valid Issuance. When issued pursuant to this Agreement in connection with the Exchange, the Exchange Units will be duly authorized, validly issued, fully paid and nonassessable, and Avalton will receive good title to such Exchange Units (and the underlying shares and warrants), free and clear of any liens, claims, security interest or encumbrances.

4. Representations and Warranties of Avalton. Avalton represents and warrants to IOTA that:

(A) Corporate Status. Avalton is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate or other power and authority to carry on its business as now being conducted.

(B) Power and Authority; Binding Agreement. Avalton has the requisite corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and Avalton has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the Exchange. This Agreement has been duly executed and delivered by Avalton and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the valid and binding agreement of Avalton enforceable against Avalton in accordance with its terms.

5. Conditions. The obligations of each of the parties (each, as applicable, a "Representing Party")to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of the following conditions on or prior to the date of Closing:

(A) The representations and warranties of the Representing Party set forth above shall be true and correct on and as of the date of Closing.

(B) All proceedings, corporate or otherwise, required to be taken by the Representing Party on or prior to the date of Closing in connection with this Agreement, and the Exchange contemplated hereby, shall have been duly and validly taken, and all necessary consents, approvals or authorizations required to be obtained by the Representing Party on or prior to the Closing shall have been obtained.

(C) Each party shall have delivered to the other party such other documents, certificates or other information as that party or its counsel may reasonably request.

6. Miscellaneous.

(A) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective must be in writing and, unless otherwise expressly provided herein, are deemed to have been duly given or made when delivered by hand or by courier, or by certified mail, or, when

AS

transmitted by e-mail, such e-mail is confirmed by recipient. Notices to the respective parties hereto must be addressed as follows:

If to IOTA:	If to Avalton:
600 Hamilton Street, 10th Floor Allentown, PA 18101 Attn: Accounts Payable With a copy to: __________________________ __________________________ __________________________ __________________________	1501 NE 191ST ST UNIT C412 NORTH MIAMI BEACH, FL 33179 Attn: Mr. Artur Skrygulec With a copy to: James R. C. Dickey, Esq. 2131 Blount Rd. Pompano Beach, FL 33069

Any party may alter the address to which communications or copies are to be sent by giving notice of the change of address under this Section.

(B) Headings. The headings in this Agreement are for purposes of reference only and are not to be considered in construing this Agreement.

(C) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered constitutes an original and all together shall constitute one Agreement.

(D) Enforceability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, is, to any extent, invalid or unenforceable, the remaining terms and provisions of this Agreement or application to other Persons and circumstances are not invalidated thereby, and each term and provision hereof is to be construed with all other remaining terms and provisions hereof to effect the intent of the parties hereto to the fullest extent permitted by law.

(E) Law Governing. This Agreement is to be construed and enforced in accordance with and shall be governed by the laws of the State of Delaware applicable to contracts executed in and to be fully performed in that state.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

IOTA:	Avalton:
__________________________	__________________________
By: Terrence DeFranco	By: Artur Skrygulec
Title: CEO	Title: CEO

Exhibit 1

Exhibit 2

Exhibit 3

PROMISSORY NOTE

Allentown
City
Pennsylvania
State

October 16, 2019
Date

Iota Communications, Inc., a Delaware corporation ("IOTA" or "Borrower" as applicable) agrees and promises to pay to Avalton, Inc., a Florida corporation ("Avalton" or "Lender" as applicable) sum of Three Hundred Fifty Four Thousand Two Hundred Twenty Two and 50/100 Dollars (USD$354,222.50) without interest. Payments under this Note shall be Fifty Thousand and 00/100 Dollars (USD$50,000.00) on November 15, 2019, One Hundred Fifty Thousand and 00/100 Dollars (USD$150,000.00) on December 15, 2019 and the balance of the Remaining Debt of One Hundred Fifty Four Thousand Two Hundred Twenty Two and 50/100 Dollars ($154,222.50) on January 15, 2020.

If this note is in default and is placed for collection, Borrower shall pay all reasonable costs of collection and attorneys' fees.

This Note is issued pursuant to an Exchange Agreement of even date herewith and incorporates paragraphs 4, 5, and 6 of the Exchange Agreement herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Borrower IOTA:	Lender Avalton:
By: Terrence DeFranco	By: Artur Skrygulec
Title: CEO	Title: CEO